UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 23, 2018

Emerald Medical Applications Corp.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

40 Wall Street, 28th Floor, New York, NY	10005
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s Telephone Number, including area code: (212) 400-7198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 23, 2018, the Registrant, through its newly organized, wholly-owned Israeli subsidiary, Virtual Crypto Technologies Ltd. (the “Subsidiary”), entered into a binding term sheet (the “Term Sheet”) with Chiron Refineries Ltd. (“Chiron”), a public company listed on the Tel-Aviv Stock Exchange (TASE: CHR). Pursuant to the Term Sheet, the Registrant’s Subsidiary shall: (i) appoint a wholly-owned subsidiary of Chiron, under incorporation under the laws of the Turkish Republic of Northern Cyprus, as the exclusive distributor (the “Distributor”) of our Subsidiary’s products (as defined below) in the territory of the Republic of Turkey, including the territory of Turkish Republic of Northern Cyprus (the “Territory”); and (ii) the Distributor shall have the right to appoint sub-distributors within the Territory. In the event any change is made in the law applicable in the Territory, which prohibits or materially limits the Distributor’s ability to engage in cryptocurrencies’ related activities, the Distributor shall have a right to be appointed as our Subsidiary’s exclusive Distributor in any other territory to which no exclusive distributor is then appointed, and the Appointment Fee (as defined below) shall be set off from the appointment fee payable for such new appointment.

Virtual Crypto Technologies Ltd. was formed on January 17, 2018, to develop and market software and hardware products facilitating, allowing and supporting purchase and/or sale of cryptocurrencies through ATMs, tablets, PCs and/or mobile devices (the “Products”).

The appointment of the Distributor is subject to the payment by the Distributor to our Subsidiary of US$250,000 plus VAT, if applicable (the “Appointment Fee”). An amount of $150,000 of the total Appointment Fee shall be deemed an advance payment by the Distributor, made on account of future purchases of our Products and related services.

We granted the Distributor an option, exercisable by the Distributor within 12 months from the date on which the ATM Product, including the related software and hardware, is fully tested and ready for installation and operation, to be appointed as an exclusive distributor of the Products for the Federal Republic of Nigeria, at the terms of the Term Sheet; if exercised, the Distributor shall pay the Subsidiary an appointment fee not higher than $250,000.

The Distributor and our Subsidiary shall negotiate with future potential customers of the Distributor within the Territory (i.e. Casino cashiers, ATM operators, Currency Exchange offices and Coffee Shops, among other locations) the model and the terms and conditions of the Distributor’s remuneration. However, the Distributor shall pay our Subsidiary 30% of the Net Revenues received by the Distributor, which term shall mean the total revenue generated from distribution and sale of the Products and related services to the customers within the Territory, less any associated taxes and/or direct costs.

The Distributor shall not be required to purchase a minimum quota of Products during the first year. The Distributor will be required to purchase the Products in the total amount of at least $30,000 during the second year, and in the total amount of at least $50,000 during the third year.

The Distributor shall be solely responsible for obtaining all licenses, permits and approvals which are necessary for the sale and marketing of the Products within the Territory.

The Term Sheet contains additional customary provisions addressing Subsidiary’s additional development, maintenance and support services, prices and payment terms, Subsidiary’s inspection rights, IP and licenses, non-compete and confidentiality.

Item 3.02 Unregistered Shares of Equity Securities.

From January 16 through January 23, 2018, Emerald Medical Applications Corp. (the “Registrant”) received the aggregate amount of $100,000 from “accredited investors” in consideration for the issuance of convertible promissory notes (the “Notes”) bearing: (i) interest at the rate of 1% per annum; and (ii) a conversion price of $0.01 per share. The issuance of the Notes, without registration under the Securities Act of 1933, as amended (the “Act”), was made in reliance upon the exemption provided Section 4(2) of the Act and Regulation S promulgated by the SEC under the Act. The purpose of this funding is to provide immediate capital for the Registrants and its Subsidiary.

Item 8.01 Other Events.

The Registrant intends to file an Information Statement on Schedule 14C (the “Information Statement”) for, among other purposes, filing a Certificate of Amendment to change its name from Emerald Medical Applications Corp. to Virtual Crypto Technologies Inc. The Registrant filed a Form 8-K on January 19, 2018, reporting that on January 17, 2018, the Registrant formed Virtual Crypto Technologies Ltd as a new wholly-owned subsidiary under the laws of the State of Israel, company No. 515778975 (Israeli equivalent of EIN). The Registrant also reported that it has agreed to the appointment of Mr. Alon Dayan as CEO of Virtual Crypto Technologies Ltd. The Information Statement, which the Registrant expects to be filed within 7 to 14 days, will be based upon the Joint Written Consent of the Board of Directors and the holders of a majority of the shares of the Registrant’s common stock (the “Majority Consenting Stockholders as of the record date, as disclosed in the Information Statement. The implementation of the name change, which will also result in a new stock symbol, will be subject to approval by FINRA following the clearance by the SEC of the Information Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Ahmed Alimi
Chief Executive Officer
Ahmed Alimi
Date: January 24, 2018

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